Exhibit 8.3

Security Capital Assurance Ltd
One Bermudiana Road
Hamilton HM 11, Bermuda

[•] 2006

Dear Sirs,

Registration Statement on Form S-1 of Security Capital Assurance Ltd dated [•] (the
“Registration Statement”): United Kingdom Taxation

You have requested our opinion as to certain UK taxation matters set out in the section of the Registration Statement entitled “Certain Tax Considerations – United Kingdom Taxation” (the “UK Tax Section”), and in particular whether either of XLCA and XLFA is currently resident for UK tax purposes in the United Kingdom or trading in the United Kingdom through a permanent establishment.

Based upon the assumptions and subject to the qualifications set out below, we are of the opinion that the statements contained in the UK Tax Section (with the exception of the statements regarding the significance of tax charges incurred by XLCA-UK and the intentions of directors, on which we are not in a position to opine) fairly summarise the matters therein described, and that neither XLCA nor XLFA is so resident or trading. We note that, so far as we understand, each of XLCA-UK, XLCA and XLFA has been operating for the past three years (or more) on a basis which is substantially similar to that on which it currently operates, and no contrary suggestion has been made by HM Revenue and Customs during that time.

For the purposes of this opinion, we have assumed that:-

(A)	XLCA-UK has a substantial presence in the United Kingdom, with sufficient staff and expertise to conduct its business on an independent basis; and

(B)	XLCA-UK does not conclude contracts on behalf of, otherwise act as nominee for, either XLCA or XLFA.

You have explained that there are re-insurance arrangements between XLCA-UK and XLCA, pursuant to which very much the greater part of the economic risk and reward of each insurance contract is passed by XLCA-UK to XLCA in return for a significant ceding commission, and that there are then similar arrangements which pass risk on from XLCA to XLFA. The existence of these arrangements does not affect our conclusion.

Our opinion is based upon existing statutory and judicial authority, all of which may be changed at any time with retroactive effect. Any change in applicable laws or the current practice of HM Revenue and Customs, or any inaccuracy in the assumptions upon which we have relied, may affect the continuing validity of our opinion. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. Finally, our opinion is limited to the tax matters specifically covered in this letter and the UK Tax Section. We have not been asked to address, nor have we addressed, any other tax matters.

This opinion is being provided to Security Capital Assurance Ltd in connection with the Registration Statement and we consent to its filing with the Securities and Exchange Commission as Exhibit 8.3 to the Registration Statement. It may not be reproduced, quoted, summarised or relied upon by any other person or for any other purpose without our express written consent.

     Yours faithfully,

     /s/ Slaughter & May